Exhibit 4.31

English Translation

January 1, 2015

1.                   Yili Wu

2.                  Mecox Lane E-commerce(Shanghai)Co.,Ltd

Trademark License Agreement

THIS AGREEMENT is made on January 1, 2015

BETWEEN:

1.                  Yili Wu (the “Licensor”); and

2.                  Mecox Lane E-commerce(Shanghai)Co., Ltd (the “Licensee”).

WHEREAS the Licensor is the proprietor of the Trademark (as hereinafter defined) and is prepared to grant the Licensee and its affiliates a license to use the Trademark upon the terms hereinafter contained.

NOW in accordance with Article 40 of the Trademark Law of the People’s Republic of China and Article 43 of the Implementing Regulations of the Trademark Law of the People’s Republic of China, the Licensor agrees to authorize the Licensee to use its nine registered trademarks.

1.        DEFINITIONS

1.1 In this Agreement unless the context otherwise requires:

“Duration”	Means effective duration of registered Certificate of Trademark.

“PRC”	means the People’s Republic of China

“Products”	Consistent with the Registration Certificate of the Trademark.

1.2 The headings to and numbering of the clauses of this Agreement are for ease of reference only and will not affect the interpretation, application or construction of this Agreement.

2.         LICENSE

2.1 For the Duration of this Agreement, the Licensee and its affiliates are hereby granted a license to use the Trademark on the Products for free provided that the Licensee complies with the terms of this Agreement regarding such use. Affiliates of the Licensee shall refer to any entities controlled by, under the common control with, or controlling the Licensee.

2.2 This license shall be exclusive, and the Licensor shall not permit anyone else other than the Licensee to use the trademark. The Licensor shall not use the trademark himself.

2.3 The Licensee undertakes not to use the Trademark whether by itself or as part of any other identifications or name upon any goods not manufactured according to specifications supplied by the Licensor and according to the Standard of Quality as hereinafter defined nor in any documents or otherwise except in relations to the goods so manufactured.

2.4 The Licensed Trademark and its feature: As the attachment

2.5 The licensed items with respect to the trademark: As the attachment.

2.6 The term of the license: As the attachment.

3.        STANDARD OF QUALITY

3.1 The License to Use shall apply to the Products provided that them complies with the Standard of Quality in materials and workmanship set by the Licensor particulars of which shall on the signing hereof be disclosed in confidence to the Licensee (herein called “the Standard of Quality”).

3.2 The Licensee shall ensure that the Products manufactured comply with the sampling and testing in the next clause mentioned and otherwise are subject to screening for compliance with the Standard of Quality.

3.3 It shall not be necessary for the Licensor to provide constant supervision of the production for the Licensee of the Products. It shall be sufficient that the Licensee will from time to time on request by the Licensor supply at its own cost random samples of the Products to the Licensor and that the Licensor may on reasonable notice during business hours by its authorized representative visit places of production materials used and storage and packaging of the finished Products.

3.4Licensor has right to refuse to use the products which are not compliance with the Standard of Quality.

4.         TRADEMARK

4.1 The Licensee shall use the Trademark precisely as spelt or drawn by the Licensor and shall observe any reasonable direction given by the Licensor as to colors and the size of the representations of the Trademark and the manner and disposition thereof on the Products or their containers. The identification of the Licensed trademark: after the identification of the Licensed Trademark are confirmed and consented by the Licensor, the Licensee can print and use it by itself. The Licensee shall not change the feature of the registered trademark without permit.

4.2 The Trademark shall where it is reasonable so to do be accompanied by words descriptive of the Products or shall be composed of capital letters entirely or otherwise distinguished from the accompanying text to make clear that the words are trademark.

4.3 The Licensee shall indicate the name of the Licensee and the place of production on the products on which the Licensed Trademark is used.

4.4 Any advertising material to be used by the Licensee shall first be submitted to the Licensor for its approval. Each of the parties hereto agrees to co-operate in the devising of appropriate advertisements.

5.        RIGHTS TO TRADEMARK

5.1 The Licensor ensures that the Trademark is a registered trademark legally owned by the Licensor and the Licensor is the rights owner of the Trademark and have absolute right to dispose of the trademark. No security in any form has been set up on the trademark. The Trademark is attached with positive goodwill. The Licensee agrees that the Licensor owns all the rights to the Trademark both during the term of this Agreement and thereafter and the Licensee agrees never to challenge the validity or ownership of the Trademark or that the use thereof by the Licensee is on behalf of the Licensor as a licensee under its control.

5.2 Within the term of this Agreement, if the Licensor needs to transfer the trademark, it shall obtain a written consent of the Licensee and ensure that the Licensee shall have the priority to purchase the Trademark on the same conditions.

6.        REGISTRATION OF THE TRADEMARK IN THE PRC

6.1 As the registration of the Trademark in PRC has been vested in the Licensor, the Licensee shall be entitled to the rights under such registrations as are granted by this Agreement and the Licensor shall at the request and expense of the Licensee do all acts and execute all documents for establishing the Licensee as a user hereunder and where applicable for the registration of the Licensee’s permitted use at the Trademark Registry.

6.2 As the Trademark have been registered, the Licensee shall in the representation of the Trademark used by the Licensee in relation to the Products append or place adjacent to or related to the Trademark such inscriptions for indicating that the Trademark are registered.

7.        MARKETING

7.1 Unless otherwise agreed in writing between the parties hereto, the Licensee hereby agrees not to market any Products which do not bear the Trademark without the prior written consent of the Licensor.

7.2 The Licensee shall prior to the acceptance of any order for Products refer the same to the Licensor and shall not accept or execute the same without the permission of the Licensor.

8.        PROTECTION OF NAME OR STYLE

8.1 In the event of any infringement of the Trademark coming to the notice or knowledge of any of the parties hereto, it shall forthwith notify the other party and thereupon any party may put forward proposals for dealing with the situation and call a meeting with a view to reaching a decision on the action to be taken.

8.2 No party hereto shall be obliged to commence proceedings against any infringer but should any party decide so to do the other party shall at its own expense provide any information documents or things in its possession relevant to such proceedings. Any party so deciding to commence proceedings shall have the control thereof and shall be entitled to claim any damages awarded in its favor.

8.3 In the event that both parties hereto decide to commence proceedings against an infringer they shall subject to any agreement of the contrary made at the time share the cost and expense equally and they shall share any damages awarded in their favor equally except that if either party can show that the losses which it suffered by such infringement during the period in respect of which damages are awarded exceeds the losses suffered by the other party, such party shall be entitled to a greater share of the damages.

9.         TERMINATION

9.1 The Licensor shall have the right to terminate this license Agreement forthwith on the occurrence of any one of the following events:

(1)  if a receiver is appointed for the business, properties or assets, or any other part of the Licensee;

(2)  if the Licensee fails to perform or observe any of the other terms of this Agreement on its part to be performed or observed and fails to remedy the breach within 30 days of a notice from the Licensor to remedy the same;

(3)  if the Licensee enters into liquidation whether compulsorily or voluntarily (other than for the purpose of amalgamation or reconstruction) or compounds with its creditors or takes or suffers any similar action in consequence of debt.

9.2 If the Licensee shall fail to obtain Products of a quality which meets the approval of the Licensor or if the Licensee shall abandon the marketing and sale of the Products or if the Licensee shall be in breach of any of the terms of this Agreement regarding the use of the trademark, the Licensor shall be entitled to terminate this License by 30 days notice in writing to the Licensee.

9.3 In any other circumstances the Licensor shall be entitled to terminate this licence by giving twelve months notice in writing at any time to the Licensee.

9.4  On termination of this license however arising the Licensee shall:

(1)  forthwith cause notice to be given to all manufacturers and suppliers with whom the Licensee has previously dealt;

(2)  ensure that all such manufacturers and suppliers forthwith cease to make the Products or any part thereof;

(3)  obtain from such manufacturers and suppliers and from the Licensee’s own stocks such quantities of the Products as shall have been produced bearing the Trademark together with all advertising and promotional material packaging and stationery referring to the Trademark and cause the same to be delivered or made available to the Licensor or as the Licensor may direct upon re-imbursement to the Licensee of the cost price to the Licensee of such Products;

(4)  cease to use the Trademark in any manner whatsoever.

10.  MISCELLANEOUS

10.1 Any notice required to be given hereunder may be given by telex or by sending the same through the post via prepaid envelope air-mail (in the case of an overseas address) addressed to the party concerned at its address above stated or any other address notified to the other party for the purposes of this clause and any notice so given shall be deemed to have been served on the second day after the day on which it was posted in the case of inland mail, on the day on which it was dispatched in the case of local telex, on the next day after the day on which it was dispatched (reckoned at the place of dispatch) in the case of international telex and on the tenth day after the day on which it was posted in the case of air-mail. In proving service by mail it will be sufficient to prove that the envelope containing the notice was duly stamped addressed and posted as aforesaid.

10.2 The clause headings in this Agreement are inserted for convenience only and should be ignored in construing this Agreement.

10.3 This Agreement shall be governed by the laws of the China Mainland. Both parties hereto agree that the people’s court in the place where the Licensee is located (Xuhui district of Shanghai) shall have the non-exclusive jurisdiction.

10.4 In the event that any clauses hereof are inconsistent with provisions in the Trademark Law and the Implementing Regulations of the Trademark Law and the provisions in the Trademark Law and the Implementing Regulations of the Trademark Law shall prevail.

IN WITNESS whereof the parties hereto have caused this Agreement to be executed by their authorized representatives on the date first written above.

Yili Wu

Signature:	/s/ Yili Wu

Mecox Lane E-commerce (Shanghai) Co., Ltd.

Signature:

[seal: Mecox Lane E-commerce(Shanghai) Co., Ltd.]

Attachment:

List of licensed trademark

Number	Owner of Trademark	Trademark	Register Number	Registered goods or service	Licensed goods or service	Duration of licensed
1	Yili Wu	“Weilin”	4314866

non-medical nutrient fluid; non-medical nutrient cream; non-medical nutrient powder; non-medical nutrient capsule; edible propolis (bee glue); non-medical royal jelly; herbal jelly; young pigeon fine; bird’s nest with rock candy; and chicken essence with cordyceps non-medical nutrient fluid; non-medical nutrient cream; non-medical nutrient powder; non-medical nutrient capsule; edible propolis (bee glue); non-medical royal jelly; herbal jelly; young pigeon fine; bird’s nest with rock candy; and chicken essence with cordyceps

						October 14, 2007 —October 13, 2017
2	Yili Wu	“Confidential Garden”	10700707

facial cleanser; beauty masks; cosmetics; perfumes; oils for cosmetic purpose ; preventing crimple cream; sunscreen preparations; The mixture of dried flower petals and spices (spices); essential oil; shampoo facial cleanser; beauty masks ; cosmetics; water with fragrance; oils for cosmetic purpose ; preventing crimple cream; sunscreen preparations; The mixture of dried flower petals and spices (spices); essential oil; shampoo

						June 28, 2013—June 27, 2023
3	Yili Wu	“Weilin”	11531729

Fruit extracts; Fruit juice beverages; whey beverage; Mineral water (drink); Vegetable juice (drink); Soft drinks; Lactic acid beverage, fruit products, milk); Milk tea (not milk mainly); Plant beverage; Soda with powder

Fruit extracts; Fruit juice beverages; whey beverage; Mineral water (drink); Vegetable juice (drink); Soft drinks; Lactic acid beverage, fruit products, milk); Milk tea (not milk mainly); Plant beverage; Soda with powder

						February 28,2014— February 27, 2024
4	Yili Wu	“Weilin”	11531730	Coffee; Cocoa; Chocolate drink; Tea; Jelly (candy); Pastilles; Pectin (jelly); Valley powder; Food with spices (except containing ether and essential oil); drinks with spices except e essential oil	Coffee; Cocoa; Chocolate drink; Tea; Jelly (candy); Pastilles; Pectin (jelly); Valley powder; Food with spices (except containing ether and essential oil); drinks with spices except e essential oil	February 28,2014—February 27, 2024
5	Yili Wu		11531732	Coffee; Cocoa; Chocolate drink; Tea; Jelly (candy); Pastilles; Pectin (jelly); Valley powder; Food with spices (except containing ether and essential oil); drinks with spices except e essential oil	Coffee; Cocoa; Chocolate drink; Tea; Jelly (candy); Pastilles; Pectin (jelly); Valley powder; Food with spices (except containing ether and essential oil); drinks with spices except e essential oil	March 21, 2014—March 20, 2024

6	Yili Wu	11531731

Fruit extracts; Fruit juice beverages; whey beverage; Mineral water (drink); Vegetable juice (drink); Soft drinks; Lactic acid beverage, fruit products, milk); Milk tea (not milk mainly); Plant beverage; Soda with powder

Fruit extracts; Fruit juice beverages; whey beverage; Mineral water (drink); Vegetable juice (drink); Soft drinks; Lactic acid beverage, fruit products, milk); Milk tea (not milk mainly); Plant beverage; Soda with powder

					March 21, 2014—March 20, 2024
7	Yili Wu	8070528

non-medical nutrient fluid; non-medical nutrient cream; non-medical nutrient powder; non-medical nutrient capsule; edible propolis (bee glue); non-medical royal jelly; herbal jelly; young pigeon fine; bird’s nest with rock candy; and chicken essence with cordyceps non-medical nutrient fluid; non-medical nutrient cream; non-medical nutrient powder; non-medical nutrient capsule; edible propolis (bee glue); non-medical royal jelly; herbal jelly; young pigeon fine; bird’s nest with rock candy; and chicken essence with cordyceps

					February 14, 2012—February 13, 2022
8	Yili Wu	13168940	Drugs of easing constipation; Ginseng; Dietary fiber; Vitamin preparations; Tablets. Cod liver oil. Medical nutrition; Medical nutritional drinks; Medical nutrition food; Nutritional supplements.	Drugs of easing constipation; Ginseng; Dietary fiber; Vitamin preparations; Tablets. Cod liver oil. Medical nutrition; Medical nutritional drinks; Medical nutrition food; Nutritional supplements.	January 14, 2015—January 13, 2025
9	Yili Wu	10700706

facial cleanser; beauty masks ; cosmetics; perfumes; oils for cosmetic purpose ; preventing crimple cream; sunscreen preparations; The mixture of dried flower petals and spices (spices); essential oil; shampoo facial cleanser; beauty masks; cosmetics; perfumes; oils for cosmetic purpose; preventing crimple cream; sunscreen preparations; The mixture of dried flower petals and spices (spices); essential oil; shampoo

					February 28,2014—February 27, 2024